Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PHATHOM PHARMACEUTICALS, INC.

(a Delaware corporation)

Phathom Pharmaceuticals, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST: The name of the corporation is Phathom Pharmaceuticals, Inc. The Corporation was originally incorporated pursuant to the DGCL on January 9, 2018 under the name North Bridge IV, Inc.

SECOND: The Board of Directors of the Corporation (the “Board of Directors”), acting in accordance with the provisions of Section 141 and 242 of the DGCL, duly adopted resolutions proposing and declaring advisable the following amendment to the Amended and Restated Certificate of Incorporation (as amended, the “Certificate”) of the Corporation:

Article SEVENTH of the Certificate shall be amended and restated to read in its entirety as follows:

“SEVENTH: Except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors or officers for breaches of fiduciary duty, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director of officer, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal. If the General Corporation Law of the State of Delaware is amended to permit further elimination or limitation of the personal liability of directors or officers, then the liability of a director or officer, respectively, of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.”

THIRD: Thereafter, pursuant to a resolution of the Board of Directors, the stockholders gave their approval of said amendment at a meeting of stockholders in accordance with the provisions of Section 211 of the DGCL.

FOURTH: That said amendment was duly adopted in accordance with the provisions of Sections 242 and 228 of the DGCL.

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IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this 26th day of May, 2023.

By:	/s/ Larry Miller
Name:	Larry Miller
Title:	General Counsel and Secretary